SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

 Certification and Notice of Termination of Registration Under
    Section 12(g) of the Securities Exchange Act of 1934 or
    Suspension of Duty to File Reports Under Sections 13 and
           15(d) of the Securities Exchange Act of 1934

               Commission File Number 0-26700

                   Union Property Investors, Inc.
     (Exact name of registrant as specified in its charter)

5200 Town Center Circle, Boca Raton, Florida 33486-(561) 394-9388
-----------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Common Stock, par value $.01 per share
-----------------------------------------------------------------
     (Title of each class of securities covered by this Form)

-----------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appro-priate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date:

                 1
------------------------------------
     Pursuant to the requirements of the Securities Exchange Act of 1934 Union Property Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date   February 27, 1997           KRT UNION CORP.,
-------------------------          As Successor Entity to
                                   Union Property Investors,
                                   Inc.



                                   By:   /s/Norman M. Kranzdorf
                                      -------------------------
                                      Name: Norman M. Kranzdorf
                                      Title: President